Exhibit 16.1

June 17, 2025
Securities and Exchange Commission 100 F Street N.E. Washington, D.C. 20549 Dear Sirs/Madams: RE: LSEB Creative Corp.

Members of: WSCPA AICPA 802 N Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 mail@fruci.com www.fruci.com

We have read Item 4.01 of LSEB Creative Corp.’s Form 8-K expected to be filed on or about June 17, 2025. We agree with the statements contained in paragraphs (a)(i) – (a)(iv), insofar as they relate to our firm. We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

Fruci & Associates II, PLLC